Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: [website omitted]

FOR IMMEDIATE RELEASE
NEWS

New York Stock Exchange
*   Common    -  MHR
American Stock Exchange
*   Warrants   -  MHR/WS/A

MAGNUM HUNTER REPORTS RECORD
SECOND QUARTER 2004 FINANCIAL RESULTS

YEAR-OVER-YEAR NET INCOME UP 457%

Irving, Texas, August 3, 2004, Magnum Hunter Resources, Inc. (NYSE:MHR) announced today financial and operating results for the second quarter and six months ended June 30, 2004:

	Three Months Ended		Six Month Ended
	06/30/04	06/30/03	06/30/04	06/30/03
Daily Mcfe Production Average	205,792	203,505	199,088	196,584
Average Mcfe Price Received (Net of Hedges)	$5.22	$3.70	$5.14	$3.88
Daily Natural Gas Production Average (Mcf/d)	141,135	137,602	135,755	131,735
Daily Natural Gas Production Average (%)	69%	68%	68%	67%
Average Gas Price Received (Net of Hedges)	$5.21	$3.37	$5.15	$3.59
Daily Crude Oil Production Average (Bbl/d)	10,776	10,984	10,555	10,808
Average Crude Oil Price Received (Net of Hedges)	$31.42	$26.35	$30.76	$26.85
Total Operating Revenues (000's)	$110,036	$78,438	$210,414	$158,492
Cost of Early Debt Retirement (000's)	-0-	$2,211	-0-	$4,066
Tax Adjusted Cost of Early Debt Retirement Per Share (Diluted)	-0-	$0.02	-0-	$0.04
Net Income - (000's)	$23,230	$4,170	$42,492	$12,160
Income Per Common Share (Diluted)	$0.33	$0.06	$0.61	$0.18
Long Term Debt-to-Book Capitalization Ratio (%)	44%	62%	44%	62%

Second Quarter 2004 Financial Results

Magnum Hunter reported net income of $23.2 million ($0.33 per diluted share), after taxes, for the three months ended June 30, 2004, an increase of 457% as compared to net income of $4.2 million ($0.06 per diluted share), after taxes, for the three months ended June 30, 2003. Beginning June 1, 2003, Magnum Hunter has been expensing the fair market value of stock options newly granted, modified or settled pursuant to FASB issued SFAS No. 123 and as allowed under the prospective method of SFAS No. 148. For the three months ended June 30, 2004, the Company recorded non-cash employee incentive compensation expense of $1 million, which is reflected in the company’s increased general and administrative expenses. The tax adjusted cost for this expense was $0.01 per diluted share for the three months ended June 30, 2004.

Total revenues for the second quarter of 2004 were $110.0 million, an increase of 40% over revenues of $78.4 million reported during the second quarter of 2003. Magnum Hunter reported an operating profit of $45.0 million during the second quarter of 2004. This represented a 110% increase over the similar period in 2003. Production lifting costs were $0.81 per Mcfe during the three months ended June 30, 2004, and included $800 thousand of workover expense. Adjusting for second quarter 2004‘s workover expense, production lifting costs were $0.77 per Mcfe. Based on management’s current estimate of growth in daily production in the range of 6% — 12% during 2004, Magnum Hunter anticipates production lifting costs to average in the $0.75 — $0.80 per Mcfe produced range for fiscal 2004.

Production volumes totaled 18.7 billion cubic feet equivalent (Bcfe) or 205.8 MMcfe per day for the second quarter of 2004, an increase of 3% over production volumes reported during the second quarter of 2003, when adjusted for non-core property divestitures. Natural gas production was 69% of total equivalent production volumes for the second quarter of 2004. The Company’s second quarter 2004 volumes were negatively impacted by approximately 5.3 MMcfe per day due to delays in new platform and pipeline construction, production off-line during the quarter due to mechanical and weather related issues, and restricted production due to pipeline limitations.

Natural gas prices realized by the Company were $5.21 per Mcf for the second quarter of 2004, compared to $3.37 per Mcf realized during the second quarter of 2003. Oil prices realized were $31.42 per barrel for the second quarter of 2004, compared to $26.35 per barrel realized during the second quarter of 2003. Both the natural gas and crude oil prices discussed above take into account the commodity price hedges that were in place during such periods.

First Six Months of 2004 Financial Results

For the first six months of 2004, net income was $42.5 million ($0.61 per diluted share), after taxes, as compared to net income of $12.2 million ($0.18 per diluted share), after taxes, for the six months ended June 30, 2003, an increase of 249%. Costs associated with the early retirement of $80 million of 10% Senior Notes reduced net income by $4.1 million (pre-tax) during the first six months of 2003, or $0.04 per diluted share when tax-adjusted. Additionally the first six months of 2003 also reflect the non-cash loss from the adjustment of the net carrying value of an unconsolidated affiliate of $719 thousand (pre-tax), or $0.01 on a tax-adjusted basis per diluted share.

Effective June 1, 2003, Magnum Hunter began expensing the fair market value of stock options newly granted, modified or settled during 2003 pursuant to the FASB issued SFAS No. 123 and as allowed under the prospective method of SFAS No. 148. For the six months ended June 30, 2004, the company recorded non-cash employee incentive compensation expense of $2.7 million, which is reflected in general and administrative expenses. The tax-adjusted cost for this expense was $0.02 per diluted share for the six months ended June 30, 2004.

Total revenues for the first six months of 2004 were $210.4 million compared to $158.5 million in the corresponding 2003 period, a 33% increase. Magnum Hunter reported an operating profit of $85.6 million during the first six months of 2004. This represented an increase of $38.2 million or 81% over the similar period in 2003. Net cash provided by operating activities increased by $12.5 million or 12% to $113.9 million from $101.4 million reported at the end of the first six months of 2003.

Oil and natural gas production was 36.2 Bcfe or 199.1 MMcfe per day during the first six months of 2004 compared to 35.6 Bcfe or 196.6 MMcfe per day for the corresponding 2003 period, an increase of 4% when adjusted for non-core property divestitures. Natural gas production was 68% of total equivalent production volumes for the first six months of 2004.

Natural gas prices realized by the Company were $5.15 per Mcf for the first six months of 2004, compared to $3.59 per Mcf realized during the first six months of 2003. Oil prices realized were $30.76 per barrel for the first six months of 2004, compared to the $26.85 per barrel realized during the first six months of 2003. Both the natural gas and crude oil prices discussed herein take into account the commodity price hedges that were in place during such periods.

Second Quarter 2003 Operating Results

Magnum Hunter participated in the drilling of 50 new wells during the second quarter of 2004, 36 wells located onshore and 14 wells located offshore in the Gulf of Mexico. Of these new wells drilled, 49 were deemed commercial successes with one dry hole drilled offshore, which provided for an overall success rate of 98% and an offshore drilling success rate of 93%. Thirteen of the 50 wells were deemed exploratory and the Company made 12 new discoveries during the quarter that provided for an exploration success rate of 92%. Since entering the Gulf of Mexico in 1999, Magnum Hunter has successfully drilled 94 commercial discoveries out of 114 new wells attempted, for an offshore drilling success rate of 82%.

Offshore Highlights

South Marsh Island 113 is a two-well field discovery that was drilled in May 2004. The two wells will be tied into a common platform production facility and produced via a pipeline to South Marsh Island 108. Construction should begin in the third quarter with production beginning sometime in the fourth quarter. Magnum Hunter owns a 50% working interest in these wells.

West Cameron 567 was drilled in April 2004. Magnum Hunter owns a 37.5% working interest in the four lease blocks comprising the prospect area. First production is anticipated during the third quarter of 2004. Gryphon Exploration Company is operator of the block.

Magnum Hunter owns a 100% working interest in Main Pass 99, drilled in May 2004. A new pipeline is in the process of being constructed and will tie the well back to the Magnum Hunter Main Pass 178 A Platform. Initial production is anticipated during the fourth quarter of this year.

A discovery was drilled on Vermilion 64 lease block where Magnum Hunter owns a 25% working interest. The exploratory well was drilled to 9,590 feet and discovered oil and gas pay in a single sand package. The well has been flow tested at a rate of 10 million cubic feet of gas and 350 barrels of condensate per day. A caisson structure has been installed over the well and is currently awaiting platform and pipeline installation. First production is expected in the fourth quarter 2004.

Onshore Highlights

The Chapparal 33 Fed Com #2 was drilled in the 4th Quarter of last year and began sales from a single, naturally completed zone in December of last year. In May 2004 we added additional perforations and fraced the well. Production increased from approximately 100 Mcf/d to over 5 MMcf/d plus 135 Bopd following the treatment. Actual production for the month of July averaged approximately 5.7 MMcf/d and 120 Bopd. Magnum Hunter owns an 81% working interest in this well, which is located in the Quail Ridge area of Lea County, New Mexico.

The Liberty 24 Fed Com #1 was a step-out well drilled on a farmout from ChevronTexaco on the southeast side of the White City Field in Eddy County, New Mexico. The well began producing from a natural completion in the lowest Morrow sand in late May at a rate of over 3.5 MMcf/d through a temporary sales line. A new production sales line is being installed, which will provide additional pipeline capacity and will allow additional sands to be completed that are currently behind pipe. Magnum Hunter owns a 100% working interest in this well.

In South Texas, we have drilled the Earl Baker #7 in the Brazil Field of McMullen County. The 13,000’ well encountered multiple sands, and is expected to begin sales by mid-August at a rate in excess of 10 Mmcfe per day. The Earl Baker #8 has been approved by our partners and should spud around September 1st. We also expect to be drilling the Earl Baker #9 prior to year-end.

In the Texas Panhandle, we have been actively recompleting wells to the Granite Wash zone in the Red Deer Creek Field in Roberts and Hemphill Counties, Texas. To-date, six wells have been recompleted, adding 3.5 MMcfe per day of incremental production. The recompletions cost $200,000 per well and the initial rates have averaged 2.3 MMcfe per day, with one well starting at a rate of over 5 MMcfe per day. Magnum Hunter’s working interest ranges from 69% to 100%. We have identified another six wells that can be recompleted with up to 20 additional wells that can be drilled on our existing mineral acreage position.

Commodity Hedges

The Company continues to utilize commodity hedges as a means to provide a minimum base level of cash flow to meet anticipated capital requirements. During the second quarter of 2004, the Company had approximately 88.3 MMcf per day hedged through cost-less collars with a weighted average floor price of $3.85 per MMbtu and a weighted average ceiling price of $5.84 per MMbtu. Approximately 63% of the Company’s second quarter 2004 natural gas production was hedged. For the remainder of 2004, Magnum Hunter has approximately 86.7 MMcf per day hedged through cost-less collars with a weighted average floor price of $4.02 per MMbtu and a weighted average ceiling price of $6.00 per MMbtu.

On the crude oil side, the Company had approximately 7,000 Bbls per day hedged through cost-less collars with a weighted average floor price of $23.57 per barrel and a weighted average ceiling price of $30.16 per barrel during the second quarter of 2004. Approximately 65% of the Company’s second quarter 2004 crude oil production was hedged. For the remainder of 2004, Magnum Hunter has approximately 4,000 Bbls per day hedged through cost-less collars with a weighted average floor price of $23.25 per barrel and a weighted average ceiling price of $28.36 per barrel.

Management Comments

Responding to Magnum Hunter’s financial and operating results for the second quarter of 2004, Mr. Gary C. Evans, Chairman, President and Chief Executive Officer of the Company stated, “This was a very busy and exciting period for Magnum Hunter. We have now completed our largest single property acquisition and equity offering in our Company’s history. These two events will position Magnum Hunter in a manner that will enable us to more quickly grow our most profitable onshore core region and to do so with an improved capital structure. The equity offering has also provided the Company the opportunity to redeem one-third of our outstanding 9.6% high yield debt in order that we may further reduce our overall interest cost. Our interest expense per Mcfe produced dropped to $0.52 this quarter and is anticipated to decline to the mid forty-cent range in the third quarter. We came very close to reporting as much net income during this quarter than we made during the entire twelve months of last year. Based upon current commodity prices, Magnum Hunter is well positioned to report to its shareholders this fiscal year net income in the $100 million range on a revenue base of $450 million.”

Conference Call

A conference call will be hosted by the Senior Management of Magnum Hunter Resources, Inc. on Monday, August 3, 2004 at 10:00 a.m. central time. The subject of the conference call will be to discuss the financial and operating results of Magnum Hunter for the second quarter and six months ended June 30, 2004. If you wish to participate in the call, please dial in toll free (800) 706-3079 at 9:50 a.m. central time on Tuesday, August 3, 2004. Should you wish to participate, there will be a Q & A session following the presentation by management.

        International callers, please dial (706) 643-1963.

A Web Broadcast will also be available for listeners on the Magnum Hunter Web Site. Instructions are:

        Go to www.magnumhunter.com
         Go to Investor Relations
        Go to Webcasts/Conference Calls

Magnum Hunter Resources, Inc. is one of the nation’s fastest growing independent exploration and development companies engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.‘s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company’s reports that are available from the SEC.

FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS
SENIOR VICE PRESIDENT – CAPITAL MARKETS (972) 401-0752

MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	December 31,
	2004	2003
ASSETS
Current Assets

Cash and cash equivalents	$13,941	$18,693
Accounts receivable - trade, net of allowance of $4,348 and $4,331
respectively	59,106	46,716
Deferred income taxes, current	9,998	8,263
Deposits	1,113	2,713
Land held for sale	6,067	7,563
Prepaid drilling costs	7,220	8,770
Other current assets	12,638	7,619

Total Current Assets	110,083	100,337
Property, Plant, and Equipment
Oil and gas properties, full cost method
Unproved	101,660	110,467
Proved	1,426,591	1,292,388
Gas processing plants and pipelines	34,416	34,149
Other property	9,643	7,805

Total Property, Plant and Equipment	1,572,310	1,444,809
Accumulated depreciation, depletion, amortization and impairment	(400,558)	(348,926)

Net Property, Plant and Equipment	1,171,752	1,095,883

Other Assets
Deferred financing costs and other	14,305	13,205
Acquisition escrow	12,000	--
Goodwill	56,467	56,467

Total Assets	$1,364,607	$1,265,892

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities

Trade payables and other current liabilities	$16,218	$19,950
Accrued interest	8,682	8,909
Other accrued liabilities	40,190	28,873
Revenues payable	8,102	7,860
Suspended revenue payable	16,425	16,049
Derivative liabilities, current	26,975	21,853
Current maturities of long-term debt	3,103	2,009

Total Current Liabilities	119,695	105,503
Long-Term Liabilities
Long-term debt, less current maturities	458,395	595,503
Asset retirement obligations	35,768	32,489
Derivative liabilities, non-current	6,072	1,198
Deferred income taxes payable	162,182	141,000
Other non-current liabilities	432	523
Stockholders' Equity
Preferred stock - $.001 par value; 10,000,000 shares authorized, 216,000
designated as Series A; 80,000 issued and outstanding, liquidation amount $0	1	1
Common Stock - $.002 par value; 200,000,000 shares authorized,
88,402,746 and 71,977,759 shares issued, respectively	177	144
Additional paid-in capital	584,915	429,446
Accumulated other comprehensive loss	(19,183)	(13,576)
Retained earnings	47,495	5,003
Common stock in deferred compensation plan, at cost (34,416 shares)	(192)	(192)
Unearned common stock in KSOP, at cost (1,012,203 shares)	(6,110)	(6,110)

	607,103	414,716
Treasury stock, at cost (3,942,294 shares)	(25,040)	(25,040)

Total Stockholders' Equity	582,063	389,676

Total Liabilities and Stockholders' Equity	$1,364,607	$1,265,892

MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for shares and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating Revenues:
Oil and gas sales	$97,913	$68,470	$186,730	$138,060
Gas gathering, marketing and processing	10,310	9,055	19,836	18,440
Oil field services	1,813	913	3,848	1,992

Total Operating Revenues	110,036	78,438	210,414	158,492

Operating Costs and Expenses:
Oil and gas production lifting costs	15,130	13,498	28,158	26,446
Production taxes and other costs	9,583	7,930	17,948	17,107
Gas gathering, marketing and processing	7,338	6,882	13,918	13,428
Oil field services	904	593	2,344	1,450
Depreciation, depletion, amortization and accretion	27,645	24,978	53,125	46,502
Loss (Gain) on sale of assets	50	(46)	(148)	(140)
General and administrative	4,423	3,159	9,498	6,341

Total Operating Costs and Expenses	65,073	56,994	124,843	111,134

Operating Profit	44,963	21,444	85,571	47,358
Equity in losses of affiliate	--	(525)	--	(237)
Other income	2,004	260	2,226	378
Costs associated with early retirement of debt	--	(2,211)	--	(4,066)
Non-cash hedging adjustments	370	167	464	536
Interest expense	(9,659)	(12,384)	(19,316)	(24,962)

Income Before Income Tax	37,678	6,751	68,945	19,007
Provision for income tax expense
Current	(395)	--	(772)	--
Deferred	(14,053)	(2,581)	(25,681)	(7,246)

Total Provision for Income Tax Expense	(14,448)	(2,581)	(26,453)	(7,246)

Income Before Cumulative Effect of a Change in Accounting Principle	23,230	4,170	42,492	11,761
Cumulative effect of a change in accounting principle,
net of income tax expense of $244	--	--	--	399

Net Income	$23,230	$4,170	$42,492	$12,160

Income per Common Share - Basic
Income before cumulative effect of a change in accounting principle	$0.34	$0.06	$0.62	$0.17
Cumulative effect of a change in accounting principle .	--	--	--	0.01

Income per Common Share - Basic	$0.34	$0.06	$0.62	$0.18

Income per Common Share - Diluted
Income before cumulative effect of a change in accounting principle	$0.33	$0.06	$0.61	$0.17
Cumulative effect of a change in accounting principle	--	--	--	0.01

Income per Common Share - Diluted	$0.33	$0.06	$0.61	$0.18

Common Shares Used in Per Share Calculation
Basic	68,515,992	65,937,569	68,098,785	66,321,403

Diluted	70,335,105	66,894,623	69,857,798	67,114,375

MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Six Months Ended June 30,
	2004	2003
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$42,492	$12,160
Adjustments to reconcile net income to cash provided by operating activities:
Cumulative effect of a change in accounting principle	--	(399)
Depreciation, depletion, amortization and accretion	53,125	46,502
Amortization of deferred financing costs	1,306	1,203
Costs associated with early retirement of debt	--	4,066
Deferred income taxes	25,681	7,246
Equity in losses of unconsolidated affiliate	--	237
Gain on sale of assets	(148)	(140)
Minority interest in consolidated subsidiary	(90)	--
Non-cash hedging adjustments	(464)	(536)
Stock compensation	59	433
Changes in certain assets and liabilities:
Accounts receivable	(12,390)	(5,194)
Deposits and other current assets	(1,543)	6,281
Accounts payable and accrued liabilities	7,146	21,737
(Payment) refund of income taxes	(1,260)	7,823

Net Cash Provided by Operating Activities	113,914	101,419

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets, net of purchase price adjustments	458	8,969
Additions to property and equipment	(124,247)	(97,328)
Deposit of funds into escrow for pending acquisition of properties	(12,000)	--
(Increase) decrease in other assets	(104)	29
Payment received on note receivable	250	--
Distribution from unconsolidated affiliate	--	900
Investment in unconsolidated affiliate	--	(600)

Net Cash Used in Investing Activities	(135,643)	(88,030)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	70,500	248,575
Redemption of notes payable	--	(76,897)
Fees paid related to financing activities	(380)	(450)
Payments of principal on debt and production payment	(206,514)	(167,609)
Increase in notes receivable from affiliate	--	(225)
Loan made to KSOP	--	(2,711)
Proceeds from issuance of common stock	6,174	75
Proceeds from public offering of common stock	147,197	--
Purchase of common stock for deferred compensation plan	--	(295)
Purchase of treasury stock	--	(7,413)
Increase in restricted cash for payment of notes payable	--	(262)

Net Cash Provided by (Used in) Financing Activities	16,977	(7,212)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,752)	6,177
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	18,693	3,069

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,941	$9,246

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$18,602	$27,399

Cash paid (refunded) for income taxes	1,260	(7,823)

Non-cash accruals for employee incentives	$2,630	$560